EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-202081), of our report dated April 1, 2024 of Generations Bancorp NY, Inc. relating to the consolidated financial statements as of and for the year ended December 31, 2023, which report appears in this Annual Report on Form 10-K.

/s/ Bonadio & Co., LLP

Syracuse, New York

April 1, 2024